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                                  EXHIBIT 5.1

              LEGAL OPINION OF POWELL, GOLDSTEIN, FRAZER & MURPHY
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                      POWELL, GOLDSTEIN, FRAZER & MURPHY
                          191 Peachtree Street, N.E.
                                  Suite 1600
                            Atlanta, Georgia 30303

                               October 17, 1996


 Decatur First Bank Group, Inc.
 755 Commerce Drive
 Suite 516
 Decatur, Georgia  30330

 Ladies and Gentlemen:

           We are acting as special counsel to Decatur First Bank Group, Inc., a Georgia corporation (the "Company"), located in Decatur, Georgia. In such capacity, we have supervised certain proceedings taken by the Company in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, the "Act"), of the offer and sale of a minimum of 710,000 shares and a maximum of 1,200,000 shares (the "Shares") of common stock, $5.00 par value, of the Company.

           We have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents and corporate records relating to the authorization, issuance and sale of the Shares and have made such other investigation as we have deemed appropriate and relevant in order to furnish the opinion set forth below.

           This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which are incorporated in the opinion letter by this reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to them in the Interpretive Standards.

           In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material and relevant to our opinion, where such facts were not independently verified by us, we have relied, to the extent we deemed such reliance proper, upon certificates or representations of officers and representatives of the Company and appropriate federal, state and local officials.
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Decatur First Bank Group, Inc.
October 17, 1995
Page 2


           Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when sold, will be validly issued, fully paid and nonassessable.

           We hereby consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission by the Company in connection with the offer and sale of the Shares.

           This letter is furnished solely to you and may not be relied upon by any third party.

                                        Very truly yours,

                         /s/ Powell, Goldstein, Frazer & Murphy

                            POWELL, GOLDSTEIN, FRAZER & MURPHY